EXHIBIT 21.1

Subsidiaries

Perficient, Inc.
Perficient Canada Corp
Core Objective, Inc.
Perficient Genisys, Inc.
Perficient Meritage, Inc.
Perficient Zettaworks, Inc.
Perficient iPath, Inc.
Perficient Vivare, Inc.
Perficient International Limited